Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is made as of May 26, 2016 by and between Nabriva Therapeutics US, Inc. (the “Company”), and Peter Wolf (the “Executive”) (together, the “Parties”).

RECITALS

WHEREAS, the Company desires to continue to employ the Executive as its General Counsel and as General Counsel of its group of companies; and

WHEREAS, the Executive has agreed to accept such employment on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree as follows:

1. Agreement. This Agreement shall be effective as of the date first set forth above (the “Effective Date”).  Following the Effective Date, the Executive shall continue to be an employee of the Company until such employment relationship is terminated in accordance with Section 7 hereof (the “Term of Employment”).

2. Position. During the Term of Employment, the Executive shall serve as the General Counsel of the Company and Nabriva Therapeutics AG, working out of the Company’s office in King of Prussia, Pennsylvania, and travelling as reasonably required by the Executive’s job duties.

3. Scope of Employment. During the Term of Employment, the Executive shall be responsible for the performance of those duties consistent with the Executive’s position as General Counsel.  The Executive shall report to the Chief Executive Officer of the Company and shall be accountable to the Supervisory Board of Nabriva Therapeutics AG (the “Board”) and shall perform and discharge faithfully, diligently, and to the best of the Executive’s ability, the Executive’s duties and responsibilities hereunder. The Executive shall devote substantially all of the Executive’s business time, loyalty, attention and efforts to the business and affairs of the Company, Nabriva Therapeutics AG, and their affiliates. Membership on boards of directors of any additional companies will be permitted only with the express approval of the Board. Notwithstanding the previous sentence, the Executive may engage in charitable activities and serve on a charitable board with the approval of the Chief Executive Officer. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and Nabriva Therapeutics AG and any changes therein that may be adopted from time to time by the Company and/or Nabriva Therapeutics AG.

4. Compensation. As full compensation for all services rendered by the Executive to the Company and Nabriva Therapeutics AG, and any affiliate thereof, during the Term of Employment, the Company will provide to the Executive the following:

(a) Base Salary. The Executive shall receive a base salary at the annualized rate of $323,200 (the “Base Salary”), paid in equal bi-monthly installments in accordance with the Company’s regularly established payroll procedure. Such Base Salary shall be reviewed by the

Company’s compensation committee and the Board in the first quarter of each fiscal year; any adjustment to the Executive’s Base Salary shall be retroactively effective as of the first day of such fiscal year.

(b) Annual Discretionary Bonus. Following the end of each fiscal year and subject to the approval of the Board, the Executive may be eligible to receive a discretionary annual retention and performance bonus of 35% of the Executive’s then current Base Salary (the “Target Bonus”), based on the Executive’s performance and the performance of the Company and Nabriva Therapeutics AG during the applicable fiscal year, as determined by the Board in its sole discretion. All annual bonuses, if any, will be payable no later than March 15 of the year following the year in which they are earned.  The Executive must be employed on the date of payment in order to be eligible for any annual bonus, except as specifically set forth below.

(c) Equity Award.  The Executive will be eligible to receive equity awards, if any, at such times and on such terms and conditions as the Board shall, in its sole discretion, determine.

(d) Vacation. The Executive shall be eligible for up to 20 days of paid vacation per calendar year. The number of vacation days for which the Executive is eligible shall accrue at the rate of 1.67 days per month that the Executive is employed during such calendar year. At the end of a calendar year, the Executive may carry over to the next year any accrued but unused vacation days, but any such carried over days will be forfeited if not used by six (6) months following the end of the calendar year.

(e) Benefits. The Executive may participate in any and all benefit programs that the Company establishes and makes available to its senior executive employees from time to time, provided that the Executive is eligible under (and subject to all provisions of) the plan documents governing those programs. Benefits are subject to change at any time in the Company’s sole discretion.

(f) Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.

5. Expenses. The Executive shall be entitled to reimbursement by the Company for all reasonable business and travel expenses incurred by the Executive on the Company’s behalf during the course of the Executive’s employment, upon the presentation by the Executive of documentation itemizing such expenditures and attaching all supporting vouchers and receipts. Reimbursement will be made no later than 30 calendar days after the expense is substantiated (which must occur within 30 calendar days after the expense is incurred). The expenses eligible for reimbursement under this provision may not affect the amount of such expenses eligible for reimbursement in any other taxable year, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

6. Restrictive Covenants Agreement. The Executive hereby acknowledges that the Proprietary Rights, Non-Disclosure and Developments Agreement previously executed by the Executive remains in full force and effect.

7. Employment Termination. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:

(a) Upon the death or “Disability” of the Executive. As used in this Agreement, the term “Disability” shall mean a physical or mental illness or disability that prevents the Executive from performing the duties of the Executive’s position for a period of more than any three consecutive months or for periods aggregating more than twenty-six weeks. The Company shall determine in good faith and in its sole discretion whether the Executive is unable to perform the services provided for herein.

(b) At the election of the Company, with or without “Cause” (as defined below), immediately upon written notice by the Company to the Executive. As used in this Agreement, “Cause” shall mean a finding by the Board that the Executive:

(i) failed to perform (other than by reason of physical or mental illness or disability for a period of less than three consecutive months or in aggregate less than twenty-six weeks) the Executive’s assigned duties diligently or effectively or was negligent in the performance of these duties;

(ii) materially breached this Agreement;

(iii) materially breached the Executive’s Proprietary Rights, Non-Disclosure and Developments Agreement, or any similar agreement between the Executive and the Company;

(iv) engaged in willful misconduct, fraud, or embezzlement;

(v) engaged in any conduct that is materially harmful to the business, interests or reputation of the Company, except if the Executive had a reasonable and good faith belief that such conduct was in the best interest of the Company; or

(vi) was convicted of, or pleaded guilty or nolo contendere to a crime involving moral turpitude or any felony.

To the extent any of the above grounds, other than the grounds set forth in Section 7(b)(iv) and 7(b)(vi), is capable of being cured, the Company shall provide Executive with written notice of the ground, and thirty (30) days within which to cure such ground.

(c) At the election of the Executive, with or without “Good Reason” (as defined below), immediately upon written notice by the Executive to the Company (subject, if it is with Good Reason, to the timing provisions set forth in the definition of Good Reason). As used in this Agreement, “Good Reason” shall mean:

(i) the Company’s failure to pay or provide in a timely manner any material amounts owed to Executive in accordance with this Agreement;

(ii) a material diminution in the nature or scope of Executive’s duties, responsibilities, or authority;

(iii) the Company’s requiring Executive to relocate Executive’s primary office more than fifty (50) miles from King of Prussia, Pennsylvania; or

(iv) any material breach of this Agreement by the Company not otherwise covered by this paragraph;

provided, however, that in each case, the Company shall have a period of not less than thirty (30) days to cure any act constituting Good Reason following Executive’s delivery to the Company of written notice within sixty (60) days of the action or omission constituting Good Reason.

8. Effect of Termination.

(a)  All Terminations Other Than by the Company Without Cause or by the Executive With Good Reason. If the Executive’s employment is terminated under any circumstances other than a Qualifying Termination (as defined below) (including a voluntary termination by the Executive without Good Reason pursuant to Section 7(c), a termination by the Company for Cause pursuant to Section 7(b) or due to the Executive’s death or Disability pursuant to Section 7(a)), the Company’s obligations under this Agreement shall immediately cease and the Executive shall only be entitled to receive (i) the Base Salary that has accrued and to which the Executive is entitled as of the effective date of such termination and to the extent consistent with general Company policy, accrued but unused paid time off through and including the effective date of such termination, to be paid in accordance with the Company’s established payroll procedure and applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses for which expenses the Executive has timely submitted appropriate documentation in accordance with Section 5 hereof, and (iii) any amounts or benefits to which the Executive is then entitled under the terms of the benefit plans then-sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code) (the payments described in this sentence, the “Accrued Obligations”).  The Executive shall not be entitled to any other compensation or consideration that the Executive may have received had the Executive’s Term of Employment not ceased, except that if Executive’s employment terminated because of his death or Disability, he or his estate, as the case may be, shall, subject to Section 8(d) hereof, be paid on the later of the Payment Date and the date on which annual bonuses are paid to all other employees, any earned but unpaid annual bonus from any previously completed calendar year notwithstanding the requirement that the individual be employed on the payment date of such annual bonus (such payment, the “Earned but Unpaid Bonus”).

(b) Termination by the Company Without Cause or by the Executive With Good Reason Prior to or More Than Twelve Months Following a Change in Control. If the Executive’s employment is terminated by the Company without Cause pursuant to Section 7(b) or by the Executive with Good Reason pursuant to Section 7(c) (in either case, a “Qualifying Termination”) prior to or more than twelve (12) months following a Change in Control (as defined below), the Executive shall be entitled to the Accrued Obligations. In addition, and subject to the conditions of Section 8(d), the Company shall: (i) continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedure, the Executive’s Base Salary for a period of twelve (12) months; (ii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay (but in no event longer than twelve (12) months following the Executive’s termination date) the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply; (iii) pay the Executive any earned but unpaid annual bonus from a previously completed calendar year on the later of the Payment Date and the date on which annual bonuses are paid to all other employees, notwithstanding the requirement that the individual be employed on the payment date of such annual bonus; and (iv) pay the Executive a prorated annual bonus for the year in which the Qualifying Termination occurs, calculated by multiplying 100% of the Target Bonus by a fraction, the numerator of which is equal to the number of days in the calendar year during which Executive was employed and the denominator of which equals 365 (the “Pro-Rated Bonus Payment”), which Pro-Rated Bonus Payment shall be paid in a single lump-sum on the Payment Date (collectively, the “Severance Benefits”).

(c) Termination by the Company Without Cause or by the Executive With Good Reason Within Twelve Months Following a Change in Control. If a Qualifying Termination occurs within twelve (12) months following a Change in Control, then the Executive shall be entitled to the Accrued Obligations.  In addition, and subject to the conditions of Section 8(d):  (i) the Executive will be eligible to receive the Severance Benefits as set forth in Section 8(b) other than the Pro-Rated Bonus Payment, subject to the same terms, conditions and limitations described therein, and (ii) in lieu of the Pro-Rated Bonus Payment, the Executive will be eligible to receive a lump sum payment equal to 100% of the Executive’s Target Bonus for the year in which the Qualifying Termination occurs without regard to whether the performance goals applicable to such Target Bonus had been established or satisfied at the date of termination of employment, payable in a lump sum on the Payment Date (collectively, the “Change in Control Severance Benefits”).  For the avoidance of doubt, a Qualifying Termination occurring within twelve (12) months following a Change in Control shall also constitute a Good Leaver Event (as such term is defined in the Nabriva Therapeutics AG Amended and Restated Stock Option Plan 2015 (the “Plan”)) and as such, in accordance with the terms of the Plan, the vesting of 100% of the Executive’s assumed and then-unvested equity awards shall be accelerated, such that all then unvested equity awards vest and become fully exercisable or non-forfeitable as of the termination date, with the same treatment applying to any assumed and then-unvested equity awards granted by the Company to the Executive under any successor equity incentive plan.

(d) Release. As a condition of the Executive’s receipt of the Earned but Unpaid Bonus, the Severance Benefits or the Change in Control Severance Benefits, as applicable, the Executive or his estate, as applicable, must execute and deliver to the Company a severance and release of claims agreement in substantially the form attached hereto (the “Severance Agreement”), which Severance Agreement must become irrevocable within 60 days following the date of the Executive’s termination of employment (or such shorter period as may be directed by the Company). The Earned but Unpaid Bonus, the Severance Benefits or the Change in Control Severance Benefits, as applicable, will be paid or commence to be paid in the first regular payroll beginning after the Severance Agreement becomes effective, provided that if the foregoing 60 day period would end in a calendar year subsequent to the year in which the Executive’s employment ends, the Earned but Unpaid Bonus, the Severance Benefits or Change in Control Severance Benefits, as applicable, will not be paid or begin to be paid before the first payroll of the subsequent calendar year (the date the Earned but Unpaid Bonus, the Severance Benefits or Change in Control Severance Benefits, as applicable, commence pursuant to this sentence, the “Payment Date”). The Executive must continue to comply with the Proprietary Rights, Non-

Disclosure and Developments Agreement in order to be eligible to continue receiving the Severance Benefits or Change in Control Severance Benefits, as applicable.

(e) Change in Control Definition.  For purposes of this Agreement, Change in Control shall mean:  (i) an exclusive license of or the sale, the lease or other disposal of all or substantially all of the assets of the Company; (ii) a sale or other disposal (for the avoidance of doubt, the term disposal shall not include a pledge) in any transaction or series of transactions to which the Company is a party of 50% or more of the voting power of the Company, other than any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted, or a combination thereof; (iii) a merger or consolidation of the Company with or into any third party, other than any merger or consolidation in which the shares of the Company immediately preceding such merger or consolidation continue to represent a majority of the voting power of the surviving entity immediately after the closing of such merger or consolidation; and  (iv) a liquidation, winding up or any other form of dissolution of the Company.

9. Modified Section 280G Cutback.  Notwithstanding any other provision of this Agreement, except as set forth in Section 9(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the following provisions shall apply:

(a) The Company shall not be obligated to provide to the Executive any portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Executive.  For purposes of this Section 9, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b) Notwithstanding the provisions of Section 9(a), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to the Executive (including state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes).  The override of such reduction in Contingent Compensation Payments pursuant to this Section 9(b) shall be referred to as a “Section 9(b) Override.”  For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c) For purposes of this Section 9 the following terms shall have the following respective meanings:

(i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to or for the benefit of a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 9(d).  Within thirty (30) days after each date on which the Executive first become entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 9(b) Override is applicable.  Within thirty (30) days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that the Executive agrees with the Company’s determination pursuant to the preceding sentence or (B) that the Executive disagrees with such determination, in which case the Executive shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 9(b) Override is applicable.  In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final.  If the Executive states in the Executive Response that the Executive agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three (3) business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  If the Executive states in the Executive Response that the Executive disagree with the Company’s determination, then, for a period of sixty (60) days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute.  If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in King of Prussia, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Company shall, within three (3) business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  The balance of the Potential Payments shall be made within three (3) business days following the resolution of such dispute.

(e) The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio.  For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments with amounts having later payment dates being reduced first.  For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payment with a lower Contingent Compensation Payment Ratio.  The term “Contingent Compensation Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by the Executive for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by the Executive in respect of the applicable Contingent Compensation Payment.  For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1 Q/A-24(b) or (c)).

(f) The provisions of this Section 9 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan under which the Executive receives Contingent Compensation Payments.

10. Absence of Restrictions. The Executive represents and warrants that the Executive is not bound by any employment contracts, restrictive covenants or other restrictions that prevent the Executive from entering into employment with, or carrying out the Executive’s responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.

11. Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case to the address of the recipient set forth below.

To Executive:

At the address set forth in the Executive’s personnel file

To Company:

Nabriva Therapeutics US, Inc.

1000 Continental Drive, Suite 600

King of Prussia, PA 19406 USA

Attention: Colin Broom

Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 11.

12. Applicable Law; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Pennsylvania (or, if appropriate, a federal court located within the Commonwealth of Pennsylvania), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.

14. Effect of Section 409A of the Code.

(a) Six Month Delay. If and to the extent any portion of any payment, compensation or other benefit provided to the Executive in connection with the Executive’s employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination Executive hereby agrees that the Executive is bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of the Executive’s “separation from service” (as determined under Section 409A of the Code) and (ii) the tenth day following the date of the Executive’s death following such separation from service (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of separation from service and the New Payment Date shall be paid to the Executive in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

(b) General 409A Principles. For purposes of this Agreement, a termination of employment will mean a “separation from service” as defined in Section 409A of the Code, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in Section 409A of the Code or are paid in a manner covered by Treas. Reg. Section 1.409A-1(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor the Executive will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. This Agreement is intended to comply with the provisions of Section 409A of the Code and this Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A of the Code if and to the extent required to comply with Section 409A of the Code. In any event, the Company makes no representations or warranty and will have no liability to the Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

15. Acknowledgment. The Executive states and represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act.

16. No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

17. Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

18. Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

19. Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

20. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, without limitation, the Employment Agreement dated September 24, 2015 and Offer Letter dated September 24, 2015.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.

NABRIVA THERAPEUTICS US, INC.			NABRIVA THERAPEUTICS AG

By:	/s/ Colin Broom		By:	/s/ Colin Broom

	Name:	Colin Broom		Name:	Colin Broom

	Title:	Chief Executive Officer		Title:	Management Board Member

EXECUTIVE:

/s/ J. Peter Wolf

Peter Wolf